EXHIBIT 5.1


                                Sterling Software, Inc.
                            300 Crescent Court, Suite 1200
                                   Dallas, TX 75201


                                   September 1, 1999


Sterling Software, Inc.
300 Crescent Court
Suite 1200
Dallas, Texas 75201

        Re: Registration Statement on Form S-8 relating to
            1,388,502 shares of Common Stock, par value
            $0.10 per share, of Sterling Software, Inc.

Ladies and Gentlemen:

        I am the General Counsel of Sterling Software, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the registration of 1,388,502 shares (the "Shares") of Common Stock, par value $0.10 per share, of the Company ("Common Stock") pursuant to the Company's Registration Statement on Form S-8 to which this opinion is attached as
Exhibit 5.1 (the "Registration Statement"). Unless otherwise defined herein, terms used herein with initial capital letters are so used with the respective meanings ascribed to such terms in the Registration Statement.

        I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, I am of the opinion that the Shares are duly authorized and, when issued and delivered upon the exercise of the Options in accordance with the provisions of the Options and the Stock Option Plans against payment of the consideration therefor as provided in the Options and the Stock Option Plans, will be validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, I have (i) assumed (a) that the Stock Option Plans and each other instrument (collectively, the "Instruments") pursuant to which any of the Shares are to be issued will at the time of such issuance constitute valid, binding and enforceable obligations of the Company or a subsidiary thereof, (b) that any issuance of Shares pursuant to the Instruments will be effected in accordance with the provisions of the Instruments, (c) that the resolutions of the Company's Board of Directors authorizing the Company to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (d) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies and (ii) relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the Company. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                           Very truly yours,


                                           /s/ Don J. McDermett, Jr.
                                           --------------------------------
                                           Don J. McDermett, Jr.
                                           Senior Vice President, General
                                             Counsel & Secretary